SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2007

COAST FINANCIAL HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Florida	000-50433	14-1858265
(State or Other Jurisdiction Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1301 – 6th Avenue, Suite 300, Bradenton, Florida	34205
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (941) 752-5900

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06. Material Impairments.

Coast Financial Holdings, Inc. (the “Company”), the holding company for Coast Bank of Florida (the “Bank”), has been advised of circumstances that are reasonably likely to have a material adverse impact on its construction-to-permanent residential loan portfolio. Each of the Bank’s construction-to-permanent residential loans (“residential construction loans”) are with individual owners of properties (“Borrowers”) who have separately contracted with builders to construct single family dwellings thereon. A local builder (“Builder”) that has been hired by a significant number of Borrowers has indicated that it may not have sufficient financial resources to complete its existing construction contract commitments. In this regard, the Bank has been advised that subcontractor and other liens have been placed on several of the existing construction projects with its Borrowers and has been advised by the Builder that it has effectively ceased construction activities.

The Bank is in the process of reviewing the full residential construction loan portfolio and, as of the date of this report, has determined that the Builder and affiliates (“Builder Group”) have construction contracts with approximately 482 Borrowers for which the Bank has committed approximately $110 million to fund the construction of such Borrower’s homes. More than half of the committed funds have been disbursed to date. The Bank’s loans are directly with the Borrowers, and it is the Borrowers who are responsible for completing the construction of their single family dwellings and repaying the debt obligation. The failure of the Builder Group to complete construction, however, may materially adversely impact the ability of the Borrowers to satisfy their obligations under the residential construction loan and, in turn, may adversely affect the value of the Bank’s collateral.

The Company currently is taking steps to assess the impact that these developments may have on the Bank and its Borrowers. The Bank is evaluating each residential construction loan involving the Builder Group to determine the status and progress of the construction, the amounts needed to complete construction, the draws available under the existing residential construction loans, the deficiencies, if any, and the current performance of the Borrower under each loan. Further, the Audit Committee of the Company, working with independent professionals, will conduct a broader review of the construction-to-permanent residential loan program to ascertain whether other significant builder relationships exist within the portfolio and, if so, whether similar risks to performance are present. The Audit Committee also will evaluate the internal controls and underwriting procedures used with the construction-to-permanent residential loan program. While this review is ongoing, the Bank has determined to cease the generation of additional residential construction loans.

Because the Bank has not completed its review of the residential construction loan portfolio involving the Builder Group and has not been able to verify the financial viability of the Builder Group, the Company is unable to presently determine the impact that these developments may have on its loan portfolio or results of operations. Based on the limited facts currently available to the Company, management believes that a material charge to its loan portfolio for impairment is reasonably likely to be required under general accepted accounting principles. The Company currently is unable to provide an estimate or range of the amounts of the potential impairment charge. Similarly, the Company currently is unable to assess the adequacy of its loan loss provision or the classification of the loans in its residential construction loan portfolio.

The Company will evaluate the possible courses of action to mitigate any loss that may result from these residential construction loans. Because we are unable to determine the extent to which any workouts may be required or the extent of the current review process, we are unable to estimate the out-of-pocket expenditures, including legal fees, that may be incurred in connection therewith.

[Rest of Page Intentionally Blank. Signature on following Page.]

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COAST FINANCIAL HOLDINGS, INC.

Date: January 18, 2007	By:	/s/ Brian F. Grimes
Brian F. Grimes
President and Chief Executive Officer